Pennichuck Corporation
Four Water Street  *  P.O. Box 448
Nashua, New Hampshire 03061-0448
Tel. (603) 882-5191  Fax. 882-4125


                                                               Exhibit 99.1

                            For Immediate Release

November 21, 2003

Pennichuck Corporation Responds to City of Nashua Offer

Contact:    Donald L. Correll, President and Chief Executive Officer
Phone:      603-882-5191
Fax:        603-882-4125
            www.pennichuck.com

      (Nashua, N.H.) -- Donald Correll, President and Chief Executive Officer of Pennichuck Corporation, announced today that the Company has received a written offer from the City of Nashua to purchase all assets of Pennichuck Corporation and subsidiaries for $121 million in cash. He noted that the letter provides that in the event the offer was not accepted, the City will pursue the condemnation of the Company's water utility assets through an eminent domain proceeding before the New Hampshire Public Utilities Commission. Mr. Correll stated that the Company and the City of Nashua had been negotiating in confidence over the recent several month period to reach agreement with respect to the City's desire to acquire some or all of the Company's water utility assets. He further stated that the Company's Board of Directors, in consultation with its financial, tax and legal advisors, would duly consider whether the offer is in the best interests of the Company's shareholders and employees. The City announced that it had delivered its written offer to the Company at its press conference held on Thursday, November 20, 2003.

      Pennichuck Corporation is a holding company located in Nashua, New Hampshire with three wholly-owned operating subsidiaries involved in regulated water supply and distribution in Nashua and towns throughout southern and central New Hampshire; non-regulated, water-related services conducted through Pennichuck Water Service Company; and real estate management and development activities conducted through The Southwood Corporation.

      Pennichuck Corporation is traded on the Nasdaq NMS exchange under the symbol "PNNW".


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